EXHIBIT 99.1

          Muzak Holdings LLC Announces First Quarter Results

    Highlights:

    EBITDA increases 17.2% over prior year

    Positive free cash flow of $2.4 million

    Business Editors/Entertainment Editors/Retail Writers

    FORT MILL, S.C.--(BUSINESS WIRE)--May 10, 2007--Muzak Holdings LLC ("Muzak" or the "Company"), a leading provider of business music services in the United States, today announced financial results for the quarter ended March 31, 2007.

    Total revenue for the quarter ended March 31, 2007 was $62.3 million, a 4.9% increase, compared to $59.4 million for the quarter ended March 31, 2006. Music and other business services revenue for the quarter ended March 31, 2007 was $47.7 million, a 0.4% increase, compared to $47.5 million for the quarter ended March 31, 2006. Equipment sales and related services revenue increased to $14.6 million in the quarter ended March 31, 2007 as compared to $12.0 million for the same period in 2006.

    EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortizations) was $16.9 million for the quarter ended March 31, 2007, an increase of $2.5 million or 17.2% as compared to $14.4 million in the quarter ended March 31, 2006. Revenue increases discussed and the slight decrease in cost of revenues increased our total margins on revenue to 60.7% for the quarter ended March 31, 2007 compared to 58.8% for the quarter ended March 31, 2006. Selling, general and administrative expenses as a percentage of total revenue fell to 32.7% for the quarter ended March 31, 2007 from 34.2% for the quarter ended March 31, 2006.

    EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, net income as a measure of performance, as determined in accordance with generally accepted accounting principles, known as GAAP. Net loss for the quarter ended March 31, 2007 was $7.9 million, a 28.4% decrease, compared to $11.1 million in the prior year. EBITDA and net loss include $0.8 million in non-recurring costs associated the potential DMX transaction for the three months ended March 31, 2007. See attached reconciliation from net loss to EBITDA and to EBITDA as defined by the indentures.

    The Company generated a net cash increase of $2.4 million for the three months ended March 31, 2007 versus an increase of $0.9 million for the three months ended March 31, 2006. This represents the sixth consecutive quarter of positive cash flow. This $1.5 million cash flow improvement in the first quarter, on a year-over-year basis, is primarily attributable to more efficient subscriber additions through the continued implementation of the Company's standardized pricing initiative and other operational efficiencies. The net investment made in new subscriber locations was $6.0 million for the quarter ended March 31, 2007 versus $6.9 million in 2006. This 13% reduction was achieved while adding approximately the same number of subscribers in both years. Reductions in both accounts receivable and inventory balances also contributed to this cash flow improvement.

    On April 12, 2007, the Company announced that it is contemplating a future consolidation or combination with DMX, Inc. This combination would be contingent on a sale of the combined entity to a undetermined third party buyer following clearance by federal regulators. Accordingly, the parties have submitted a Hart-Scott-Rodino filing seeking clearance for such a transaction. In the interim, Muzak and DMX will remain independent companies and continue to compete and to provide, without disruption, the highest-quality products and services to their respective clients.

    Muzak Holdings LLC will have a conference call on May 10, 2007 at 10:00 a.m. (Eastern Standard Time) to discuss first quarter results. The call in number is 1-800-756-4697 and the access code is 8141. A replay of the call will be available for one week beginning at 11:00 a.m. on May 11, 2007. The replay number is 1-800-756-3819 and the access code is 228017.

    Muzak creates experiences that reach more than 100 million people daily. Some of the biggest brands in business, from Aveda to Sur La Table to Boeing, work with Muzak to enhance their brand image. More than 80 core music programs and an endless variety of custom programs are distributed through a national network of sales and service locations, from Muzak's library of approximately 2 million tracks. For more information, visit www.muzak.com.

    The above statements include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "expect", "could", "may", "will" and similar expressions and include references to assumptions that the Company believes are reasonable and relate to our future prospects, developments and business strategies. Forward-looking statements involve risks and uncertainties, including, but not limited to those related to the Company's substantial leverage and debt service requirements, restrictions imposed by the terms of the Company's indebtedness, our history of net losses, our lack of readily available funds to borrow, our dependence on satellite delivery of our products, our dependence on third parties to license music rights, possible disruption poised by new business strategies and initiatives, the impact of natural disasters on our client locations and our support facilities, future capital requirements, the impact of competition and technological change, the availability of cost-effective programming, the impact of legislation and regulation, our dependence on the contributions of key personnel, the ability to control or impact client cancellations, potential conflicts poised by the significant ownership stake of our controlling equity holder, risks associated with the effect of general economic conditions and the other factors discussed in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update these forward-looking statements.

                          Muzak Holdings LLC
                         Financial Highlights
                  (unaudited, dollars in thousands)


                             Quarter Ended

                         3/31/2007   3/31/2006  % Change   12/31/2006
                        ----------- ----------- --------- ------------
Selected Operations
 Data

 Revenues
  Music and Other
   Business Services    $   47,705  $   47,492       0.4% $    47,931
  Equipment Sales and
   Related Services         14,636      11,957      22.4%      16,766
                        ----------- ----------- --------- ------------
   Total Revenues           62,341      59,449       4.9%      64,697
                        ----------- ----------- --------- ------------

 Cost of Revenues
  Music and Other
   Business Services        11,027      11,069      -0.4%      11,277
  Equipment Sales and
   Related Services         13,454      13,432       0.2%      16,068
                        ----------- ----------- --------- ------------
   Total Cost of
    Revenues                24,481      24,501      -0.1%      27,345
                        ----------- ----------- --------- ------------

 Selling, General and
  Administrative
  Expenses (1)              20,365      20,347       0.1%      21,011

 Restructuring Charges
  (2)                            -         339         -            -
 Other (income) expense       (163)       (142)     14.8%        (365)
 Merger related
  expenses                     775           -         -            -
                        ----------- ----------- --------- ------------

  EBITDA (3)            $   16,883  $   14,404      17.2% $    16,706
                        =========== =========== ========= ============
    EBITDA Margin             27.1%       24.2%                  25.8%


Other financial data

 EBITDA per the
  indentures (3)        $   17,235  $   14,975            $    17,052
 Muzak LLC Interest
  Expense                   11,845      11,625                 11,958
 Muzak Holdings LLC
  Interest Expense          12,660      12,440                 12,773
 Muzak LLC Net Debt to        6.08x       7.08x                  6.19x
  EBITDA (4)
 Muzak Holdings LLC Net       6.43x       7.49x                  6.54x
  Debt to EBITDA (4)

Balance sheet data (end
 of period)

 Cash Balance (5)       $   23,237  $   18,703            $    20,813
 Muzak LLC Total Debt
  (6)                      440,472     441,231                441,198
 Muzak Holdings LLC
  Total Debt (6)           464,717     465,476                465,443


(1) Selling, general, and administrative expenses include non-cash amortization and impairment of capitalized commissions of $3.9 million and $4.1 million for the quarter ended March 31, 2007 and 2006, respectively

Selling, general, and administrative expenses include $0.4 million and $0.6 million capitalized labor impairment charges for the quarter ended March 31, 2007 and March 31, 2006, respectively.

(2) Restructuring charges include $0.3 million of severance relating to implementation of a field management reorganization implemented in January 2006

(3) Represents net income before interest, income tax benefit (expense), depreciation and amortization. The Company evaluates performance using several measures, one of them being EBITDA as defined by our Senior Discount Notes, Senior Subordinated Notes, and Senior Notes indentures (the "Notes"). The primary difference between EBITDA and EBITDA per indentures is the exclusion of non-cash items. Non-cash items excluded are comprised of the write-off of capitalized labor upon client terminations. EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, net income as a measure of performance, as determined in accordance with generally accepted accounting principles, known as GAAP. However, management believes that EBITDA provides useful information because EBITDA as defined by our Notes indentures is used to determine our ability to incur additional indebtedness. The following tables provides a reconciliation from net income to EBITDA and to EBITDA as defined in the Notes.


                                               Three months ended
                                           Q1 2007   Q1 2006  Q4 2006
                                           -------- --------- --------
    Net Loss                               $(7,945) $(11,098) $(8,332)
    Interest expense                        12,660    12,440   12,773
    Taxes                                     (102)      (80)    (169)
    Depreciation and amortization           12,270    13,142   12,434
                                           -------- --------- --------
    EBITDA                                  16,883    14,404   16,706
                                           -------- --------- --------
    Non-cash items                             352       571      346
                                           -------- --------- --------
    EBITDA pursuant to the Notes           $17,235   $14,975  $17,052
                                           ======== ========= ========


(4) Reflects Total Debt described in (6) below less unrestricted cash divided by EBITDA per the Notes on a Last Quarter Annualized Basis.

(5) Cash balance includes restricted cash of $1.7 million, which was used to cash collateralize letters of credit

(6) Total Debt excludes $1.7 million of debt of a subsidiary that is non-recourse to the Company.


    CONTACT: Muzak Holdings LLC
             Dodd Haynes - Chief Financial Officer
             or
             Marissa Ferrari - Media Relations
             803-396-3000